As filed with the Securities and Exchange Commission on November 18, 2020

Registration No. 333-196562

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________

POST-EFFECTIVE AMENDMENT NO. 2

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________________________

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

_______________________________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	33-0145723 (I.R.S. Employer Identification No.)
1048 Industrial Court Suwanee, GA (Address of Principal Executive Offices)	30024 (Zip Code)

Digirad Corporation 2014 Equity Incentive Award Plan

(Full title of the plan)

Matthew G. Molchan

President and Chief Executive Officer

Digirad Corporation

1048 Industrial Court

Suwanee, Georgia 30024

(Name and address of agent for service)

(858) 726-1600

(Telephone number, including area code, of agent for service)

Copy to:

Adam W. Finerman, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

_________________________

EXPLANATORY NOTE

Digirad Corporation (the “Company”) is filing this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to deregister 16,040 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) originally registered by the Company under the Digirad Corporation 2014 Equity Incentive Award Plan (the “2014 Plan”) on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2014 (Registration Statement No. 333-196562) (the “Prior Registration Statement”). The Prior Registration Statement registered an aggregate of 150,674 shares.

On April 27, 2018 (the “Effective Date”), the stockholders of Company approved a new equity incentive plan, the Digirad Corporation 2018 Incentive Plan (the “2018 Plan”). As approved, the 2018 Plan authorized 150,000 shares plus certain shares available under prior plans for issuance. The Company’s authority to grant new awards under the 2014 Plan terminated upon shareholder approval of the 2018 Plan on the Effective Date.

Under the terms of the 2018 Plan, the shares of Common Stock that remained available for grant under the 2014 Plan as of the Effective Date became available for issuance under the 2018 Plan. In addition, the number of shares of Common Stock available for issuance under the 2018 Plan was also increased by the number of shares that after Effective Date would again become available for issuance pursuant to the reserved share replenishment provisions of the 2014 Plan (the “2014 Plan Replenishment Provisions”). The number of shares of Common Stock that were available for grant under the 2014 Plan and that were carried over to the 2018 Plan on the Effective Date was 30,867, and the number of shares that became available for issuance pursuant to the 2014 Plan Replenishment Provisions between the Effective Date and November 3, 2018, was 7,471 (collectively referred to herein as the “Initial Carryover Shares”). On November 6, 2018, the Company registered an aggregate of 188,338 shares of Common Stock (including the Initial Carryover Shares) on registration statement on Form S-8 (File No. 333-228214) (the “2018 Registration Statement”) filed with the Commission. A Post-Effective Amendment No. 1 to the Prior Registration Statement to deregister the Initial Carryover Shares was filed immediately prior to the filing of the 2018 Registration Statement.

On July 31, 2020, the stockholders of the Company approved an amendment to the 2018 Plan (as amended, the “Amended 2018 Plan”) to, among other things, increase the number of shares of Common Stock authorized for issuance under 2018 Plan from 150,000 shares (plus certain shares available under prior plans) to 450,000 shares (plus certain shares available under prior plans). Since November 3, 2018, an additional 16,040 shares (the “Additional Carryover Shares”) have become available for issuance under the Amended 2018 Plan as a result of the 2014 Plan Replenishment Provisions. The Additional Carryover Shares (of which there are 16,040) are hereby deregistered under the Prior Registration Statement.

Immediately after the filing of this Post-Effective Amendment No. 2 to Form S-8 Registration Statement, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the Amended 2018 Plan, including, but not limited to, the Additional Carryover Shares.

On June 4, 2019, the Company effected a reverse stock split of the issued and outstanding shares of its Common Stock at a ratio of 1-for-10 (the “Reverse Stock Split”). All share amounts contained in this Post-Effective Amendment No. 2 to Form S-8 Registration Statement have been adjusted to reflect the Reverse Stock Split.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia, on November 18, 2020.

DIGIRAD CORPORATION

By:	/s/ Matthew G. Molchan
Matthew G. Molchan
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Matthew G. Molchan	President, Chief Executive Officer and Director (Principal Executive Officer)	November 18, 2020
Matthew G. Molchan

/s/ David J. Noble	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	November 18, 2020
David J. Noble

/s/ Jeffrey E. Eberwein	Director (Chairman of the Board of Directors)	November 18, 2020
Jeffrey E. Eberwein

/s/ Michael A. Cunnion	Director	November 18, 2020
Michael A. Cunnion

/s/ John W. Sayward	Director	November 18, 2020
John W. Sayward

/s/ Mitchell I. Quain	Director	November 18, 2020
Mitchell I. Quain